Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-177021, 333-178063, 333-190535, 333-190689 and 333-216589) on Form S-3 and Registration Statement (Nos. 333-146486, 333-167795, 333-175310, 333-182195, 333-217820 and 333-225499) on Form S-8 of The Meet Group, Inc. of our report dated March 11, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of The Meet Group, Inc., appearing in this Annual Report on Form 10-K of The Meet Group, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Blue Bell, Pennsylvania
March 11, 2020